Exhibit 10.73

PERRY ELLIS INTERNATIONAL, INC.

2005 Management Incentive Compensation Plan

Section 1. Purpose of Plan

The purpose of the Plan is to promote the success of Perry Ellis International, Inc. by providing performance-based cash bonus incentives to its participating key employees.

Section 2. Definitions and Terms

2.1. Accounting Terms. Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles.

2.2. Specific Terms. The following words and phrases as used herein shall have the following meanings:

“Bonus” means a cash payment or payment opportunity as the context requires.

“Bonus Formula” means the formula, determined by the Committee in its discretion, that is a function of the Business Criteria selected by the Committee, to determine each Participant’s Bonus for a Performance Period.

“Business Criteria” means, with respect to a Bonus that the Committee has determined shall qualify under Section 162(m), one or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or any Related Entity (except with respect to the total shareholder return and earnings per share criteria): (1) earnings per share; (2) revenues or margins; (3) royalties; (4) cash flow; (5) operating margin; (6) return on assets, net assets, investment, capital, operating revenue or equity; (7) economic value added; (8) direct contribution; (9) income; net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (10) working capital or working capital management, including inventory turnover and days sales outstanding; (11) management of fixed costs or variable costs; (12) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (13) total shareholder return; (14) debt reduction; (15) market share; (16) entry into new markets, either geographically or by business unit; (17) customer retention and satisfaction; (18) strategic plan development and implementation, including turnaround plans; and (19) stock price. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. The Committee shall exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles. With respect to a Bonus that the Committee has not determined shall qualify under Section 162(m), “Business Criteria” means any of the above criteria or any other business indicator of the Company, on a consolidated basis, and/or for Related

Entities, or for business or geographical units of the Company and/or any Related Entity, or any other objective or subjective criteria, that the Committee in its discretion shall determine.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Company” means Perry Ellis International, Inc. a Florida corporation, and any successor whether by merger, ownership of all or substantially all of its assets or otherwise.

“Continuous Service” means the uninterrupted provision of services to the Company or any Related Entity in any capacity of employee, director, consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of employee, director, consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of employee, director, consultant or other service provider (except as otherwise determined by the Committee). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

“Covered Employee” means a Participant who is a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

“Effective Date” means February 1, 2005.

“Executive” means a key employee (including any officer) of the Company.

“Outside Director” means an “outside director” within the meaning of Section 162(m) of the Code or any successor provision thereto.

“Participant” means an Executive selected to participate in the Plan by the Committee.

“Performance Period” means the period (not to exceed 12 months) established by the Committee with respect to which the Business Criteria and Bonus Formulas are set by the Committee.

“Plan” means this 2005 Management Incentive Compensation Plan, as may be amended from time to time.

“Related Entity” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution, and any business, corporation, partnership, limited liability company or other entity designated by the Company’s Board of Directors in which the Company holds a substantial ownership interest, directly or indirectly.

Section 3. Bonus Provisions

3.1. Selection of Participants. The Committee shall determine those Executives who will be Participants in the Plan for each Performance Period.

3.2. Establishment of Performance Periods, Business Criteria, and Bonus Formulas. The Committee, in its discretion, shall establish Performance Periods, and shall set the Business Criteria and the Bonus Formulas that will be used to determine the amount of the Bonuses that will be payable to a Participant for a Performance Period. Bonus Formulas shall be established not later than the earlier of (i) 90 days after the beginning of any Performance Period applicable to such Bonuses, or (ii) the date on which 25% of the days in the Performance Period have elapsed, or on such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m). The Committee, in its discretion, may, but need not, establish different Performance Periods, different Business Criteria, and different Bonus Formulas with respect to one or more Participants.

3.3. Determination of Bonus; Limitation. Subject to the provisions of this Section, each Participant may receive a Bonus, generally determined by applying the Bonus Formula applicable to the Participant, to the Business Criteria results for the Bonus Period. However, Bonuses shall be subject to adjustment as provided in Section 3.5, below. In addition, the maximum dollar value payable to any one Participant under this Plan in any year with respect to any 12-month Performance Period is $5,000,000. If the Performance Period is fewer than 12 months long, the maximum dollar value payable to anyone with respect to the Performance Period is $5,000,000, divided by 12, and multiplied by the number of full months in the Performance Period.

3.4. Committee Discretion to Determine Conditions. The Committee may at any time establish additional conditions and terms of payment of Bonuses (including but not limited to the achievement of additional financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan.

3.5. Adjustments. The Committee may, in its discretion, reduce the amount of a Bonus otherwise payable pursuant to this Plan, but may not exercise discretion to increase any such amount payable to a Covered Employee. The Committee shall specify the circumstances in which such Bonuses shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of the Bonus awards.

3.6. Bonus Pools. The Committee, in its discretion, may establish bonus pools, the amount of which may be determined with regard to formulas involving Business Criteria, from which Bonuses may be paid. If the Committee establishes a bonus pool, it shall determine a bonus percentage for each Participant for the Performance Period during which the bonus pool applies, which shall represent that Participant’s share of the Bonus Pool. The Committee may determine the bonus percentage for each Participant using the subjective and objective factors the Committee, in its sole discretion, deems appropriate. Bonus percentages shall be determined at such times as may be required to comply with Section 162(m) of the Code.

3.7. Termination of Continuous Service During Performance Period. Unless otherwise determined by the Committee or required by pursuant to any employment agreement between the Company or any Related Entity and any Participant or by applicable law, no Bonus shall be payable to an Executive whose Continuous Service terminates prior to the last day of the Performance Period for which the Bonus is otherwise payable.

3.8. Accounting Changes. If, after the Bonus Formulas are established for a Performance Period, a change occurs in the applicable accounting principles or practices, the amount of the Bonuses paid under this Plan for such Performance Period shall be determined without regard to such change.

3.9. Committee Certification. No Participant shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the Business Criteria and any other material terms previously established by the Committee or set forth in the Plan have been determined, that the amount of the Bonus has been determined, and that the Bonus for each Participant has been determined in accordance with the terms, conditions and limits of the Plan.

3.10. Time and Manner of Payment. Any Bonuses granted by the Committee under the Plan shall be paid as soon as practicable following the Committee’s determinations and the certification of the Committee’s findings. Any such payment shall be in cash or cash equivalents, subject to applicable withholding requirements. Notwithstanding the foregoing, the Committee, in its sole discretion, may make payment of any Bonus to a Participant in a number of annual installments determined by the Committee or at such time or times as the Committee determines will not result in the Company’s deduction for any such payment being reduced by operation of §162(m) of the Code.

Section 4. Administration of the Plan

4.1. The Committee. The Plan shall be administered by the Committee.

4.2. Powers of the Committee. The Committee shall have the sole authority to select the Executives who are eligible to be Participants for any Performance Period and the Business Criteria and Bonus Formula that will be used to determine each Participant’s Bonus for the applicable Performance Period, and determine the amount of each Participant’s Bonus. Additionally, the Committee shall otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Bonus under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto.

4.3. Requisite Action. A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

4.4. Express Authority to Change Terms and Conditions of Bonus. Without limiting the Committee’s authority under other provisions of the Plan, the Committee shall have the authority to accelerate a Bonus, and to waive restrictive conditions for a Bonus (including any forfeiture conditions), in such circumstances as the Committee deems appropriate.

4.5. Section 162(m) Conditions; Bifurcation of Plan. It is the intent of the Company that the Plan and Bonuses paid hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be Covered Employees subject to Section 162(m), satisfies any applicable requirements as performance-based compensation. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any Bonus intended or required in order to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).

Section 5. General Provisions

5.1. No Right to Bonus or Continued Service. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or subsidiary), the Board of Directors of the Company or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus or any other benefit under the Plan, or any legal right to continued service with the Company and its Related Entities. The Company and the Related Entities expressly reserve any and all rights to discharge an Executive in its or their sole discretion, without liability of any person, entity or governing body under the Plan or otherwise, except to the extent otherwise provided in any written employment agreement between the Company or Related Entity and the Executive. Notwithstanding any other provision hereof, the Company shall have no obligation to pay any Bonus hereunder, unless the Committee otherwise expressly provides by written contract or other written commitment.

5.2. Discretion of Company, Board of Directors, and Committee. Any decision made or action taken by the Company or by the Board of Directors of the Company or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons.

5.3. Absence of Liability. A member of the Board of Directors of the Company or a member of the Committee or any officer of the Company shall not be liable for any act or inaction hereunder, whether of commission or omission. The Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company or its Related Entities and to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, for any cost or expense, including attorneys’ fees, or liability arising out of or in connection with any action, omission, or determination relating to the Plan, unless such action, omission, or determination was taken or made in bad faith.

5.4. No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be limited to those of a general unsecured creditor.

5.5. Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 5.5 shall not apply to an assignment of a contingency or payment due after the death of the Executive to the deceased Executive’s legal representative or beneficiary.

5.6. Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the internal laws of the State of Florida.

5.7. Non-Exclusivity. The Plan does not limit the authority of the Company, the Board or the Committee, or any subsidiary of the Company, to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same Business Criteria used under the Plan. In addition, Executives not selected to participate in the Plan may participate in other plans of the Company.

Section 6. Effective Date, Amendments, Suspension or Termination of Plan

The Plan shall be effective as of the Effective Date, subject to its approval by the shareholders of the Company after the Effective Date. The Board of Directors or the Committee may from time to time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan. Notwithstanding the foregoing, no amendment may be effective without Board of Directors and/or shareholder approval if such approval is necessary to comply with the applicable rules under Section 162(m) of the Code or other applicable law. Termination of the Plan shall not affect any Bonuses due and outstanding on the date of termination and such Bonuses shall continue to be subject to the terms of the Plan notwithstanding its termination.

To the extent necessary to comply with the requirements under Section 162(m), the material terms of the Plan shall be submitted to the shareholders of the Company for re-approval at the annual meeting of shareholders that occurs in the 5th year following the year in which the Plan was originally submitted to shareholders. Unless the shareholders re-approve the material terms of the Plan at such shareholders’ meeting, no Bonuses shall be paid under the Plan with respect to Performance Periods that began after such shareholders’ meeting, unless the Committee determines that such Bonuses shall not be intended to qualify under Section 162(m).

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